Director	     Filing Status	Form	# Transaction
Enrique Arzac	     Late	        Form 4  	1
James Cattano	     Late	        Form 4	        1
Steven Rappaport     Late	        Form 4	        1
Terry Bovarnick	     Late	        Form 4	        1
Lawrence Fox	     Late	        Form 4	        1